EXHIBIT 99.1

Donegal Group Inc. Reports First Quarter Financial Information

MARIETTA, Pa., April 16, 2010 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) announced today that claim activity from severe winter weather and a relatively large number of fires adversely impacted its earnings and combined ratio for the first quarter of 2010.

Catastrophe losses from two major 2010 winter storms and other non-catastrophe weather-related losses totaled $9 million pre-tax after reinsurance. These losses represented $0.31 per diluted Class A share after tax, as calculated using an estimated annual effective tax rate for 2010. Fire losses totaled $8 million pre-tax for the first quarter of 2010, compared to $7 million for the first quarter of 2009. The Company expects to report a combined ratio of 106.0% for the first quarter of 2010, compared to 105.9% for the first quarter of 2009.

The Company plans to release its quarterly financial results on April 23, 2010, followed by a conference call at 11:00AM Eastern time to discuss the quarterly results. Live and archived webcasts are available in the Investors' area of the Company's web site at www.donegalgroup.com.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in five Mid-Atlantic states (Delaware, Maryland, New Hampshire, New York and Pennsylvania), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and six Midwestern states (Iowa, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin).

All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company's reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, conditions resulting from the ongoing recession in the United States, severe weather events, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks that the Company describes from time to time in its filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:  Donegal Group Inc.
          Jeffrey D. Miller, Senior Vice President
           & Chief Financial Officer
          (717) 426-1931
          Fax: (717) 426-7009
          jeffmiller@donegalgroup.com